As filed with the Securities and Exchange Commission on October 4, 2007
Registration No. 333-122106

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FoxHollow Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-3252085 (I.R.S. Employer Identification Number)
740 Bay Road
Redwood City, California 94063-2469
(650) 421-8400
(Address of Registrant’s Principal Executive Office) (Zip Code)

2004 Equity Incentive Plan
2004 Employee Stock Purchase Plan
(Full title of the plan)
Kevin M. Klemz
Chief Executive Officer, Chief Financial Officer and Secretary
FoxHollow Technologies, Inc.
9600 54th Avenue North
Plymouth, Minnesota 55442
(763) 398-7000
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies requested to:
Amy E. Culbert, Esq.
Oppenheimer Wolff & Donnelly LLP
45 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402-1509
(612) 607-7287

DEREGISTRATION OF SECURITIES
     On January 18, 2005, FoxHollow Technologies, Inc., a Delaware corporation (“FoxHollow”), filed with the Securities and Exchange Commission a registration statement on Form S-8 (Registration No. 333-122106) (the “Registration Statement”) registering the sale of up to 1,150,450 shares of common stock, par value $0.001 per share, of FoxHollow pursuant to the FoxHollow Technologies, Inc. 2004 Equity Incentive Plan and 460,180 shares of FoxHollow common stock pursuant to the FoxHollow Technologies, Inc. 2004 Employee Stock Purchase Plan, for a total of 1,610,630 shares.
     On October 4, 2007, Foreigner Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of ev3 Inc., a Delaware corporation (“ev3”), was merged with and into FoxHollow and FoxHollow survived as a wholly owned subsidiary of ev3 (the “Merger”). The Merger was effectuated pursuant to the terms of an Agreement and Plan of Merger, dated as of July 21, 2007, by and among ev3, Merger Sub and FoxHollow.
     As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by FoxHollow in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, FoxHollow hereby removes from registration the FoxHollow common stock registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on October 4, 2007.

FOXHOLLOW TECHNOLOGIES INC.
By:	/s/ Kevin M. Klemz
Kevin M. Klemz
Chief Executive Officer, Chief Financial Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed on October 4, 2007, by the following person in the capacities indicated.

By:	/s/ Kevin M. Klemz
Kevin M. Klemz
Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Sole Director